UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Walt Disney Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The Walt Disney Company will begin distribution of the following letter to shareholders:

The Walt Disney Company Disney Drives Value for Shareholders by Creating Magical Stories for Worldwide Audiences But We Know How to Separate Fact from Fiction The truth matters. Shareholders rightfully expect our company and its directors to base their statements on facts. But the Trian Group’s nominees, who seek to replace your highly qualified directors, have not lived up to this expectation. Your Board and management team have continued to deliver on a deliberate strategic transformation, remaining focused on driving meaningful growth and creating sustainable, long-term shareholder value. Protect the value of your investment in The Walt Disney Company by voting TODAY on the WHITE proxy card FOR only our 12 nominees. Please note that voting FOR more than 12 nominees will invalidate your vote on the election of directors. VOTE FOR ONLY DISNEY’S 12 NOMINEES. Below are some important facts we’re highlighting because we know you share our passion for continuing Disney’s remarkable 100-year legacy. X FALSE CLAIM In his letter to shareholders, Nelson Peltz claims he has media expertise. X FALSE CLAIM Trian claims Jay Rasulo's media experience and business acumen will be additive to the Disney Board. THETRUTH THETRUTH "By the way, they said I have no media experience. I don't claim to have any" Nelson Peltz, January 18, 2024 Mr. Rasulo left Disney in 2016, and eight years later, his perspective on the media industry is stale. Since he joined the iHeartMedia Board in May 2019 as Lead Independent Director, the stock has declined by nearly 90%. IHEARTMEDIA (IHRT) HAS DECLINED 87% WITH JAY RASULO ON THE BOARD $30 $20 $10 $0 $18 $2.38 (87%) May'19 May '20 May ‘21 May '22 May '23 Source: FactSet as of 02/22/24 IHRT share price data first available on on 05/07/19 as listing on the OTC Pink after Rasulo was appointed to Board on 05/01/19 For information, visit VoteDisney.com

X FALSE CLAIM Mr. Peltz claims Trian Partners has a stake of >$3 billion (~33 million shares) in Disney and claims it speaks for all shareholders. THE TRUTH According to Trian's own filings, Mr. Peltz and Trian Fund Management own 6.8 million Disney shares, fewer than the 9.4 million shares Trian owned a year ago. Shareholders should ask Trian, if it speaks for them, why it continues to sell down its stake, including selling over 500,000 shares between September 30, 2023 and December 31, 2023. Isaac Perlmutter, a former Disney executive who has a fraught history with CEO Bob lger, owns 25.6 million shares, which make up the lion's share of Trian's position. TRIAN GROUP: DIS OWNERSHIP Mr. Peltz and Trian sold over 500,000 shares in the last quarter THE TRUTH Ike Perlmutter Nelson Peltz 6.8mm 25.6mm X FALSE CLAIM Mr. Peltz claims he has been caught in a "Disney mousetrap." Mr. Peltz did not buy shares in Disney until November 2022 and sold 33% of his stake in early 2023, generating a significant profit for himself of over $150 million. Bloomberg Peltz's Disney Bet Makes More Than $150 Million In Three Months Activist sitting on paper profit after scrapping proxy fight Stake value was up as much as $250 million at Thursday's peak X FALSE CLAIM Mr. Peltz claims the boards which he has sat on have, on average, outperformed the S&P by 900bps annually. THE TRUTH Peltz or Trian involvement on boards resulted in TSR underperformance versus the S&P 500 in ~68% of cases. NELSON PELTZ AS BOARD MEMBER OTHER TRIAN REP AS BOARD MEMBER X FALSE CLAIM Trian claims Disney has refused to engage with Mr. Peltz. THE TRUTH Since Mr. Peltz ended his first proxy contest in February 2023, the Board and management have maintained an open dialogue with him and the Trian Group, having no less than 20 meaningful interactions. Mr. Peltz was offered the opportunity to meet with both the Disney Board and Disney's segment leaders to present his thesis and views in late 2023; he declined each invitation Select interactions with Disney since February 2023: 2X May 2023 1X Jul 2023 6X Nov 2023 3X Dec 2023 For information, visit VoteDisney.com

✕ FALSE CLAIM

Trian claims Disney's Board is closed to new ideas and refuses to heed input from shareholders.

✓ THE TRUTH

Over the past 18 months, Mr. Peltz has resurfaced old ideas which have been considered and dismissed, suggested actions that already were in motion, or proposed ideas that demonstrate a complete lack of understanding of the media ecosystem (e.g., a Board committee to review content, or licensing ESPN+ to NFLX).

He and Trian's other nominee Mr. Rasulo offer no additive relevant experience to our independent, highly qualified Board.

Disney is always open to constructive advice and engagement with shareholders, as evidenced by our recent information sharing arrangements with ValueAct Capital and our support agreement with Third Point.


FORTUNE

A consumer and industrial goods and finance maven miscasting himself as Disney's savior

✕ FALSE CLAIM

Mr. Peltz claims that Disney+ is an emerging streaming business that has been poorly managed.

✓ THE TRUTH

Disney has built the second largest global streaming platform with more than 180 million subscriptions across Disney+, Hulu and ESPN+. We are competitively differentiated by our IP, global scale and #1 sports media brand, ESPN. We expect to achieve profitability by the of end of FY24, within five years of launching Disney+ in a significantly more competitive streaming landscape.

STREAMING BUSINESS IS ON THE PATH TO SUSTAINED GROWTH AND PROFITABILITY

Entertainment Direct-to-Consumer Quarterly Results (in Billions)



Q1' 23
Q2' 23
Q3' 23
Q4' 23
Q1' 24
Operating Losses
($1.0)
($0.6)
($0.5)
($0.4)
($0.1)

Disney believes its 12 Board nominees are best qualified to provide diligent oversight of management and create sustainable shareholder value.

Your vote matters. We urge shareholders to protect the future of their investment by voting the WHITE proxy card FOR only Disney's 12 nominees and not any of the Trian Group or Blackwells nominees.



REMEMBER, VOTE "FOR" ONLY THE 12 DISNEY NOMINEES!

Voting by Internet is quick and easy—just follow the instructions on the WHITE proxy card. However, if voting by telephone or mail is more convenient for you, please keep careful track of your "FOR" votes and vote "FOR" only the twelve Disney nominees.



Disney
WHITE CARD
COMPANY NOMINEES
Recommended by your board
FOR
WITHHOLD
Mary T. Barra
Safra A. Catz
Amy L. Chang
D. Jeremy Darroch
Carolyn N. Everson
Michael B.G. Froman
James P. Gorman
Robert A. Iger
Maria Elena Lagomasino
Calvin R. McDonald
Mark G. Parker
Derica W. Rice
TRIAN GROUP NOMINEES
Opposed by the company
Nelson Peltz
James Rasulo
BLACKWELLS NOMINEES
Opposed by the company
Craig Hatkoff
Jessica Schell
Leah Solivan

If you have any questions about how to vote your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call:
1 (877) 456-3463 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)

Remember, please do **not** use any blue Trian or green Blackwells proxy card. If you inadvertently vote using a blue or green proxy card, you may cancel that vote simply by voting again **TODAY** using the Company's **WHITE** proxy card. Only your latest-dated vote will count!

For information, visit VoteDisney.com

Forward-Looking Statements Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations; beliefs; plans; strategies; business or financial prospects or outlook; future shareholder value; expected growth and value creation; earnings expectations; expected drivers and guidance; profitability; investments, including free cash flow and funding sources; expected benefits of new initiatives; cost reductions and efficiencies; capital allocation, including dividends or share repurchases; content offerings; priorities or performance; and other statements that are not historical in nature. These statements are made on the basis of the Company’s views and assumptions regarding future events and business performance and plans as of the time the statements are made. The Company does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and intellectual property we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including: the occurrence of subsequent events; deterioration in domestic or global economic conditions or failure of conditions to improve as anticipated, including heightened inflation, capital market volatility, interest rate and currency rate fluctuations and economic slowdown or recession; deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue, consumer preferences and acceptance of our content and offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising and sales on our directto- consumer services and linear networks; health concerns and their impact on our businesses and productions; international, political or military developments; regulatory or legal developments; technological developments; labor markets and activities, including work stoppages; adverse weather conditions or natural disasters; and availability of content. Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable): our operations, business plans or profitability, including direct-to-consumer profitability; our expected benefits of the composition of the Board; demand for our products and services; the performance of the Company’s content; our ability to create or obtain desirable content at or under the value we assign the content; the advertising market for programming; income tax expense; and performance of some or all Company businesses either directly or through their impact on those who distribute our products. Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, including under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, and subsequent filings with the Securities and Exchange Commission (the “SEC”), including, among others, quarterly reports on Form 10-Q. Additional Information and Where to Find It Disney has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Disney’s 2024 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY DISNEY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Disney free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Disney are also available free of charge by accessing Disney’s website at www.disney.com/investors. Participants Disney, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by Disney. Information about Disney’s executive officers and directors is available in Disney’s definitive proxy statement for its 2024 Annual Meeting, which was filed with the SEC on February 1, 2024. To the extent holdings by our directors and executive officers of Disney securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov. For information, visit VoteDisney.com